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Exhibit (e)(2)

Excerpts from the Prospectus included as part of the Company's Registration Statement on Form S-1, filed with the Commission on October 7, 1999 under Rule 424(b) of the Commission (Registration No. 82997)

EMPLOYMENT AGREEMENTS.

    In May 1998, HomeServices entered into employment agreements with each of Messrs. Peltier, Knapp and Rovick. In August 1998, HomeServices entered into an employment agreement with Mr. Valenti and in September 1998 it entered into an employment agreement with Mr. Frost.

    MR. PELTIER.  Mr. Peltier's employment agreement provides for an annual base salary of $325,000. Mr. Peltier is also eligible to receive a target award of 30% of base salary, with a maximum award equal to 45% of base salary for each of the fiscal years during which he is employed. Mr. Peltier will receive this award upon the achievement of certain performance criteria and after the compensation committee of the board of directors approves the incentive award computations, based upon the recommendation of the Chief Executive Officer of MidAmerican Holdings.

    Mr. Peltier has also entered into a long term incentive compensation plan with HomeServices. Under this plan, Mr. Peltier purchased from HomeServices a total of 84,734 shares of HomeServices' common stock for a purchase price of $381,376. The purchase price was payable to HomeServices contemporaneously with the execution of the employment agreement by delivery of a promissory note in such amount. Mr. Peltier acquired his shares at a purchase price of $4.50 per share, a 70% discount to the initial public offering price of $15.00 per share. Each promissory note will mature in May 2003. Mr. Peltier is eligible to have a portion of principal and interest owing under his promissory note forgiven for each of the fiscal years during which he is employed. The credit will be given to Mr. Peltier upon the achievement of certain financial performance goals, each as approved annually by the compensation committee of the board of directors, and upon the recommendation of the Chief Executive Officer of MidAmerican Holdings. The target amount to be forgiven for each fiscal year is 20% of the amount due on the promissory note. The maximum amount to be forgiven for each fiscal year is 40%. If Mr. Peltier does not attain his performance goals and so no amount is to be forgiven, principal and interest on the promissory note are payable by Mr. Peltier when due.

    Mr. Peltier is also eligible to participate in the tax-qualified retirement plan and welfare benefit plans of HomeServices in accordance with the terms and conditions of the plans.

    If the employment of Mr. Peltier is terminated by HomeServices for reasons other than good cause or if Mr. Peltier should resign for good reason, he will be entitled to receive until the third anniversary of the termination date (1) his base salary as in effect as of his termination date at HomeServices' normal payroll intervals and (2) target awards equal to the average annual target awards made to him under the agreement prior to his termination. Mr. Peltier's employment agreement terminates in May 2003.

    HomeServices expects, shortly following the consummation of the offering, to amend the financial performance goals contained in the existing employment agreement with Mr. Peltier so that the goals are related to the achievement of certain performance criteria for HomeServices on a consolidated basis rather than solely for Edina Realty.

    MR. FROST.  Mr. Frost's employment agreement provides for an annual base salary of $250,000. Mr. Frost is also eligible to receive a target award of 40% of base salary, with a maximum award equal to 60% of base salary for each of the fiscal years during which he is employed. Mr. Frost will receive this award upon the achievement of certain performance criteria and after the compensation committee of the board of directors approves the incentive award computations, based upon the recommendation of the Chief Executive Officer of MidAmerican Holdings.

    Mr. Frost is also eligible to participate in the tax-qualified retirement plan and welfare benefit plans of HomeServices in accordance with the terms and conditions of the plans.

    If the employment of Mr. Frost is terminated by HomeServices for reasons other than good cause or if Mr. Frost should resign for good reason, he will be entitled to receive until the third anniversary of the termination date (1) his base salary as in effect as of his termination date at HomeServices' normal payroll intervals and (2) target awards equal to the average annual target awards made to him under the agreement prior to his termination. Mr. Frost's employment agreement terminates in September 2003.

    MR. KNAPP.  Mr. Knapp's employment agreement provides for an annual base salary of $225,000. Mr. Knapp is also eligible to receive a target award of 70% of base salary, with a maximum award equal to 100% of base salary for each of the fiscal years during which he is employed. Mr. Knapp will receive this award upon the achievement of certain performance criteria and after the compensation committee of the board of directors approves the incentive award computations, based upon the recommendation of the Chief Executive Officer of MidAmerican Holdings.

    Mr. Knapp has also entered into a long term incentive compensation plan with HomeServices. Under this plan, Mr. Knapp purchased from HomeServices a total of 84,734 shares of HomeServices' common stock for a purchase price of $381,376. The purchase price was payable to HomeServices contemporaneously with the execution of the employment agreement by delivery of a promissory note in such amount. Mr. Knapp acquired his shares at a purchase price of $4.50 per share, a 70.0% discount to the initial offering price of $15.00 per share. Each promissory note will mature in May 2003. Mr. Knapp is eligible to have a portion of principal and interest owing under his promissory note forgiven for each of the fiscal years during which he is employed. The credit will be given to Mr. Knapp upon the achievement of certain financial performance goals, each as approved annually by the compensation committee of the board of directors, and upon the recommendation of the Chief Executive Officer of MidAmerican Holdings. The target amount to be forgiven for each fiscal year is 20% of the amount due on the promissory note. The maximum amount to be forgiven for each fiscal year is 40%. If Mr. Knapp does not attain his performance goals and so no amount is to be forgiven, principal and interest on the promissory note are payable by Mr. Knapp.

    If the employment of Mr. Knapp is terminated by HomeServices for reasons other than good cause or if Mr. Knapp should resign for good reason, he will be entitled to receive until the third anniversary of the termination date (1) his base salary as in effect as of his termination date at HomeServices' normal payroll intervals and (2) target awards equal to the average annual target awards made to him under the agreement prior to his termination. Mr. Knapp's employment agreement terminates in May 2003.

    MR. ROVICK.  Mr. Rovick's employment agreement provides for an annual base salary of $250,000. Mr. Rovick is also eligible to receive a target award of 30% of base salary, with a maximum award equal to 100% of base salary for each of the fiscal years during which he is employed. Mr. Rovick will receive this award upon the achievement of certain performance criteria and after the compensation committee of the board of directors approves the incentive award computations, based upon the recommendation of the Chief Executive Officer of MidAmerican Holdings.

    Mr. Rovick has also entered into a long term incentive compensation plan with HomeServices. Under this plan, Mr. Rovick purchased from HomeServices a total of 84,734 shares of HomeServices' common stock for a purchase price of $381,376. The purchase price was payable to HomeServices contemporaneously with the execution of the employment agreement by delivery of a promissory note in such amount. Mr. Rovick acquired his shares at a purchase price of $4.50 per share, a 70.0% discount to the initial public offering price of $15.00 per share. Each promissory note will mature in May 2003. Mr. Rovick is eligible to have a portion of principal and interest owing under his promissory note forgiven for each of the fiscal years during which he is employed. The credit will be given to Mr. Rovick upon the achievement of certain financial performance goals, each as approved annually by the compensation committee of the board of directors, and upon the recommendation of the Chief Executive Officer of MidAmerican Holdings. The target amount to be forgiven for each fiscal year is

20% of the amount due on the promissory note. The maximum amount to be forgiven for each fiscal year is 40%. If Mr. Rovick does not attain his performance goals and so no amount is to be forgiven, principal and interest on the promissory note are payable by Mr. Rovick when due.

    Mr. Rovick is also eligible to participate in the tax-qualified retirement plan and welfare benefit plans of HomeServices in accordance with the terms and conditions of the plans. If the employment of Mr. Rovick is terminated by HomeServices for reasons other than good cause or if Mr. Rovick should resign for good reason, he will be entitled to receive until the third anniversary of the termination date (1) his base salary as in effect as of his termination date at HomeServices' normal payroll intervals and (2) target awards equal to the average annual target awards made to him under the agreement prior to his termination. Mr. Rovick's employment agreement terminates in May 2003.

    MR. VALENTI.  Mr. Valenti's employment agreement provides for an annual base salary of $175,000. Mr. Valenti is also eligible to receive a target award of 70% of base salary, with a maximum award equal to 100% of base salary for each of the fiscal years during which he is employed. Mr. Valenti will receive this award upon the achievement of certain performance criteria and after the compensation committee of the board of directors approves the incentive award computations, based upon the recommendation of the Chief Executive Officer of MidAmerican Holdings.

    In addition, Mr. Valenti receives an annual supplement of $75,000 and is entitled under his employment agreement to receive minimum gross compensation of $250,000 per year. Therefore, if the total of Mr. Valenti's annual base salary of $175,000 and annual target awards does not exceed $250,000 for any year, HomeServices will not pay to Mr. Valenti any incentive compensation for that year. If the total of Mr. Valenti's annual base salary and target award for any year exceeds $250,000, then HomeServices will pay Mr. Valenti the excess as incentive compensation.

    Mr. Valenti is also eligible to participate in the tax-qualified retirement plan and welfare benefit plans of HomeServices in accordance with the terms and conditions of the plans.

    If the employment of Mr. Valenti is terminated by HomeServices for reasons other than good cause or if Mr. Valenti should resign for good reason, he will be entitled to receive until the third anniversary of the termination date (1) his base salary as in effect as of his termination date at HomeServices' normal payroll intervals and (2) target awards equal to the average annual target awards made to him under the agreement prior to his termination. Mr. Valenti's employment agreements terminates in August 2002.

    In connection with the acquisitions of Paul Semonin Realtors and Long Realty in 1999, HomeServices entered into employment agreements with Messrs. Gans and Quinlan.

    MR. GANS.  Mr. Gans' employment agreement provides for an annual base salary of $175,000. The term of Mr. Gans' employment agreement is for 18 months, at which time HomeServices and Mr. Gans may mutually agree to continue the agreement or negotiate mutually acceptable terms and conditions for a term of an additional 18 months.

    MR. QUINLAN.  Mr. Quinlan's employment agreement provides for an annual base salary of $225,000. Mr. Quinlan is also eligible to receive an award of up to a maximum of 45% of base salary for each of the fiscal years during which he is employed. Mr. Quinlan will receive this award upon the achievement of certain performance criteria and after the compensation committee of the board of directors of HomeServices approves the incentive award computations, based upon the recommendation of the President of HomeServices. The term of Mr. Quinlan's employment agreement is for five years.

MANAGEMENT INDEBTEDNESS.

    Messrs. Peltier, Knapp and Rovick, who are executive officers and employees of HomeServices, were issued shares of common stock in HomeServices upon its formation, with a corresponding note receivable recorded for the fair value of the stock. The value of the issued shares and corresponding note receivable was $381,000 each. The shares carry the same dividend and voting rights as the shares held by MidAmerican Holdings. The officers and employees held a 5.0% ownership interest as of June 30, 1999. See "Management—Employment Agreements."

    As certain performance levels are achieved over a five-year period, a portion of the applicable note receivable balance, which consists of principal and accrued interest, is forgiven and considered compensation to the officers and employees. The amount accrued to the allowance for estimated forgiveness and expensed, as compensation, in 1998 was $520,000 or $173,000 each. The balance of the notes receivable, net of the allowance, at June 30, 1999 was $188,000 each. HomeServices charges interest on the outstanding note receivable balance at a rate equal to its average annual borrowing rate, which was 6.87% for 1998. Interest income recorded on this note was approximately $116,000 as of June 30, 1999.

UNREGISTERED ISSUANCES OF STOCK.

    On July 13, 1999, HomeServices issued 1,000 shares of common stock to MidAmerican Energy Holdings Company for consideration of $10.

    On August 8, 1999, an aggregate of 2,149 shares of common stock of HomeServices' predecessor were issued in connection with the acquisition of Paul Semonin Realtors at a purchase price of $3,955.90 per share based on MidAmerican Realty Service Company's estimated June 30, 1999 book value based on preliminary financial results (which is equivalent to a purchase price of $5.84 per share of HomeServices after giving effect to the exchange of 677.87 shares of HomeServices common stock for each share of MidAmerican Realty Services Company common stock in the merger). Pursuant to a pre-existing agreement among HomeServices' predecessors and its stockholders, all of the stockholders were offered the opportunity to make a capital contribution in a percentage equal to the percentage ownership held by each of the shareholders immediately prior to the capital contribution to fund such acquisition. One of HomeServices' predecessor stockholders, James Koolhof, declined to participate in the capital contribution. Because Mr. Koolhof declined to make his pro rata share of such capital contribution, the shares that were offered to Mr. Koolhof were purchased by MidAmerican Holdings. The shares were issued to reflect the capital contributions of the other stockholders and to dilute Mr. Koolhof's interest as a result of his not making the contribution.

    In May 1998, HomeServices' predecessor issued an aggregate of 338,936 shares of common stock at a purchase price of $4.50 per share to Ronald J. Peltier, R. Michael Knapp, James Koolhof and Arne M. Rovick, who are all executive officers of HomeServices or one of its subsidiaries, for an aggregate purchase price of $1,525,657.

    On the date of this prospectus, MidAmerican Realty Services Company, a then 95.2% owned subsidiary of MidAmerican Energy Holdings Company, was merged with and into HomeServices, a then wholly owned subsidiary of MidAmerican Holdings. HomeServices was the surviving corporation in the merger. In the merger, HomeServices issued 677.87 shares of its common stock for each share of common stock of MidAmerican Realty Services Company. Accordingly, HomeServices issued in the merger 7,841,600 shares to MidAmerican Energy Holdings Company, 103,036 shares to R. Michael Knapp, 84,734 shares to James Koolhof, 103,036 shares to Ronald J. Peltier and 103,036 shares to Arne M. Rovick. Following this merger and before consummation of the offering, HomeServices became the holding company for the HomeServices' real estate brokerage firm operating subsidiaries and was 95.2% owned by MidAmerican Holdings.

LEASES WITH RELATED PARTIES.

    HomeServices has the following leases with its directors or executive officers, or their affiliated entities. HomeServices believes that the terms of such leases are no less favorable than the terms that could be obtained from non-affiliated parties, though there can be no assurance that this in fact is the case.

LEASE	INTERESTED PARTY	RELATIONSHIP TO HOMESERVICES	HOMESERVICES' 1998 RENT
Office lease Expiring March 31, 2001	Ronald J. Peltier, partner in lessor entity	President and Chief Executive Officer; Director	$277,560
Office lease Expiring April 30, 2001	Ronald J. Peltier, partner in lessor entity	President and Chief Executive Officer; Director	$165,520
Office lease Expiring Jan. 31, 2005	Ronald J. Peltier, lessor	President and Chief Executive Officer; Director	$74,277
Office lease Expiring June 30, 2006	Ronald J. Peltier, partner in lessor entity	President and Chief Executive Officer; Director	$179,446
Office lease Expiring March 31, 2003	Jack W. Frost, trustee of lessor trust	President and Chief Executive Officer of J.C. Nichols; Director	$143,813
Office lease Expiring Sept. 30, 2004	Joseph J. Valenti, partner in lessor entity	President and Chief Executive Officer of CBS HOME	$87,763
Office lease Expiring Nov. 30, 2003	Joseph J. Valenti, partner in lessor entity	President and Chief Executive Officer of CBS HOME	$20,706
Office lease Expiring Aug. 31, 2002	Joseph J. Valenti, partner in lessor entity	President and Chief Executive Officer of CBS HOME	$16,346

    Additionally, HomeServices has entered into a ten-year office lease agreement to commence on or before March 31, 2000, with an annual rent of $192,173. Stephen E. Quinlan, President and Chief Executive Officer of Long Realty, is a partner in the lessor entity.

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Excerpts from the Prospectus included as part of the Company's Registration Statement on Form S-1, filed with the Commission on October 7, 1999 under Rule 424(b) of the Commission (Registration No. 82997)